                                                                     EXHIBIT 2.2

================================================================================
                          AGREEMENT AND PLAN OF MERGER
================================================================================

                                  By and Among

                        Standard Management Corporation,
                             an Indiana corporation,

                        Long Term Rx Acquisition Company,
                             an Indiana corporation

                               Long Term Rx, Inc.,
                             an Indiana corporation,

         The Craig W. Trobaugh Revocable Trust, dated September 7, 2000,

        The Lorenda K. Trobaugh Revocable Trust, dated September 7, 2000,

                               Craig W. Trobaugh,

                                       and

                               Lorenda K. Trobaugh

================================================================================
                               Dated July 29, 2005
================================================================================

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS; CONSTRUCTION.........................................................     1

   1.1      Definitions......................................................................     1
   1.2      Construction.....................................................................     7

ARTICLE II  THE MERGER.......................................................................     7

   2.1      The Merger.......................................................................     7
   2.2      Conversion of Equity Securities..................................................     8
   2.3      Payment of Conversion Price......................................................     8
   2.4      Working Capital Adjustment.......................................................     9
   2.5      Closing of Transfer Records......................................................    11
   2.6      Delivery of Certificates.........................................................    11
   2.7      Shareholders' Representative.....................................................    11

ARTICLE III  THE CLOSING.....................................................................    11

   3.1      Closing..........................................................................    11
   3.2      Closing Deliveries of Parent and Merger Sub......................................    12
   3.3      Closing Deliveries of the Shareholders...........................................    12

ARTICLE IV  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES.....................................    13

   4.1      Organization.....................................................................    13
   4.2      Authorization....................................................................    13
   4.3      Validity; Binding Effect.........................................................    14
   4.4      Noncontravention.................................................................    14
   4.5      Capital Structure................................................................    14
   4.6      Financial Statements.............................................................    14
   4.7      Title to and Sufficiency of Assets...............................................    15
   4.8      Tax Matters......................................................................    16
   4.9      Litigation; Claims...............................................................    16
   4.10     Legal Compliance.................................................................    17
   4.11     Environmental Laws and Regulations...............................................    18
   4.12     Permits..........................................................................    19
   4.13     Material Contracts...............................................................    19
   4.14     Labor and Employment Matters.....................................................    20
   4.15     Employee Benefits................................................................    21
   4.16     Intellectual Property............................................................    21
   4.17     Affiliate Transactions...........................................................    22
   4.18     Broker's Fees....................................................................    22
   4.19     Warranty.........................................................................    22
   4.20     Disclosure.......................................................................    22

ARTICLE V MERGER SUB'S AND PARENT'S REPRESENTATIONS AND WARRANTIES...........................    22

   5.1      Organization of Merger Sub and Parent............................................    22
   5.2      Authorization....................................................................    22

   5.3      Validity; Binding Effect.........................................................    23
   5.4      Noncontravention.................................................................    23
   5.5      Broker's Fees....................................................................    23

ARTICLE VI  COVENANTS PENDING CLOSING........................................................    23

   6.1      General..........................................................................    23
   6.2      Notices and Consents.............................................................    23
   6.3      Due Diligence....................................................................    23
   6.4      The Company's Operation of Business Prior to Closing.............................    24
   6.5      Notification.....................................................................    24
   6.6      No Negotiation...................................................................    24
   6.7      Interim Financial Statements.....................................................    24
   6.8      Payment of Indebtedness..........................................................    25

ARTICLE VII  CONDITIONS PRECEDENT............................................................    25

   7.1      Merger Sub's Conditions Precedent................................................    25
   7.2      Shareholder's Conditions Precedent...............................................    26

ARTICLE VIII  INDEMNIFICATION................................................................    26

   8.1      Indemnification by the Shareholders..............................................    26
   8.2      Indemnification by Merger Sub....................................................    27
   8.3      Limitations on Indemnity.........................................................    27
   8.4      Third Party Claims...............................................................    27

ARTICLE IX  ADDITIONAL COVENANTS.............................................................    28

   9.1      General..........................................................................    28
   9.2      Noncompetition and Nonsolicitation...............................................    29
   9.3      Confidentiality..................................................................    29
   9.4      Standard Management Shares.......................................................    30

ARTICLE X  TERMINATION.......................................................................    30

   10.1     Termination Events...............................................................    30
   10.2     Effect of Termination............................................................    31

ARTICLE XI  MISCELLANEOUS....................................................................    31

   11.1     Assignment.......................................................................    31
   11.2     Notices..........................................................................    31
   11.3     Expenses; Attorneys' Fees........................................................    32
   11.4     Governing Law; Forum.............................................................    32
   11.5     Partial Invalidity...............................................................    33
   11.6     Execution in Counterparts; Facsimile Signatures..................................    33
   11.7     Entire Agreement; Amendments and Waivers.........................................    33

Exhibits

         Exhibit A       Form of Release
         Exhibit B       Consents
         Exhibit C       Special Indemnity Matters

Schedules

         Schedule 4.1(a)        Foreign Qualifications
         Schedule 4.1(b)        Company Locations
         Schedule 4.4           Noncontravention
         Schedule 4.5           Capitalization
         Schedule 4.6(a)        Financial Statements
         Schedule 4.6(b)        Undisclosed Liabilities
         Schedule 4.7(a)        Real Property/Leaseholds
         Schedule 4.7(b)        Permitted Liens
         Schedule 4.8           Audits
         Schedule 4.9           Litigation; Claims
         Schedule 4.10(d)       Medicare/Medicaid Reports
         Schedule 4.10(g)       Health Care Compliance Matters
         Schedule 4.11          Environmental Matters
         Schedule 4.12          Permits
         Schedule 4.13          Material Contracts
         Schedule 4.14          Labor and Employment Matters
         Schedule 4.15          Employee Benefits
         Schedule 4.16          Intellectual Property
         Schedule 4.17          Affiliate Transactions
         Schedule 4.18          Broker's Fees
         Schedule 4.19          Warranties

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of July 29, 2005, by and among Standard Management Corporation, an Indiana corporation ("Parent"), Long Term Rx Acquisition Company, an Indiana corporation ("Merger Sub"), Long Term Rx, Inc., an Indiana corporation (the "Company"), The Craig W. Trobaugh Revocable Trust, dated September 7, 2000 (the "Craig Trust"), The Lorenda K. Trobaugh Revocable Trust, dated September 7, 2000 (the "Lorenda Trust," and together with the Craig Trust, the "Shareholders"), Craig W. Trobaugh ("Craig"), and Lorenda K. Trobaugh ("Lorenda"),

                                WITNESSETH THAT:

      WHEREAS, the Shareholders are the sole shareholders of the Company, and collectively own all of the issued and outstanding shares of the Company; and

      WHEREAS, the parties hereto desire to cause Merger Sub to be merged with and into the Company, with the Company surviving such merger (the "Merger"), all on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

      1.1 Definitions. All initially-capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1.1 below:

      "Accounts Receivable" has the meaning ascribed to it in Section 4.6(d) of this Agreement.

      "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

      "Aggregate Adjustment Amount" means an amount equal to the difference between Closing Date Working Capital and Base Working Capital. If Closing Date Working Capital exceeds Base Working Capital, the Aggregate Adjustment Amount shall be a positive number. If Base Working Capital exceeds Closing Date Working Capital, the Aggregate Adjustment Amount shall be a negative number.

      "Agreement" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Average Price" has the meaning ascribed to it in Section 9.4(b) of this Agreement.

      "Base Working Capital" means $446,144.

      "Benefit Plan" has the meaning ascribed to it in Section 4.15.

      "Carve-Out Claims" has the meaning ascribed to it in Section 8.3(a).

      "Cash Amount" has the meaning ascribed to it in Section 2.2(a).

      "Closing" means the time at which the parties hereto consummate the Merger.

      "Closing Date" means the date on which the Closing actually occurs.

      "Closing Date Balance Sheet" has the meaning ascribed to it in Section 2.4(a)(i) of this Agreement.

      "Closing Date Shares" means the total number of common shares of the Company issued and outstanding immediately prior to the Effective Time.

      "Closing Date Working Capital" means an amount equal to the difference between Current Assets and Current Liabilities. If Current Assets exceed Current Liabilities, Closing Date Working Capital shall be a positive number. If Current Liabilities exceed Current Assets, Closing Date Working Capital shall be a negative number.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Competing Business" has the meaning ascribed to it in Section 9.2(a) of this Agreement.

      "Craig" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Craig Trust" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Current Assets" means all current assets of the Company immediately prior to the Effective Time (including, without limitation, cash and cash equivalents), other than (i) contractual allowables with respect to accounts receivable, and (ii) all accounts receivable aged more than 120 days.

      "Current Liabilities" means all current liabilities of the Company immediately prior to the Effective Time (including, without limitation, accruals for amounts alleged in certain audits by the State of Indiana to be owed regarding certain Medicaid overpayments made to the

Company in the amounts of $41,134.55 and $6,268.75, respectively (the "Medicaid Overpayments")), other than accrued federal income tax liability for the period beginning January 1, 2005 and ending as of the Closing Date, all as reflected on the Closing Date Balance Sheet (as finally determined pursuant to this Agreement).

      "Dispute Notice" has the meaning ascribed to it in Section 2.4(b) of this Agreement.

      "Dispute Period" has the meaning ascribed to it in Section 2.4(b) of this Agreement.

      "Effective Time" means the effective time set forth in the certified copies of the articles of merger issued by the Indiana Secretary of State with respect to the Merger.

      "Environmental Laws" means all Laws concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Material.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any member of a controlled group of corporations under Section 414(b) of the Code of which the Company is or was a member, and any trade or business (whether or not incorporated) who is or was under common control with the Company under Section 414(c) of the Code, and all other entities which together with the Company are or were prior to the date hereof treated as a single employer under Section 414(m) or 414(o) of the Code.

      "Final Disposition" has the meaning ascribed to it in Section 2.4 (a) of this Agreement.

      "Financial Statements" has the meaning ascribed to it in Section 4.6(a) of this Agreement.

      "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

      "GLB" has the meaning ascribed to it in Section 4.10(h).

      "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use of Hazardous Material in, on, under about or from any of the real estate owned, used or leased by the Company or any part thereof and any other act, business, operation or thing that violates any Environmental Law, or increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property.

      "Hazardous Material" means any substance, material or waste which is or will foreseeably be regulated by any governmental authority, including any material, substance or waste defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," contaminant," toxic waste" or "toxic substance" under any provision of Environmental Law, including lead paint, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

      "HIPAA" has the meaning ascribed to it in Section 4.10(h).

      "IBCL" means the Indiana Business Corporation Law, as amended.

      "Indebtedness" means any and all liabilities and obligations of the Company immediately prior to the Effective Time (i) for the repayment of borrowed money (whether owed to lenders, affiliates or any other Person), including amounts owed in respect of principal, interest, fees, charges, premiums and prepayment penalties, (ii) in respect of capital leases, (iii) for Pre-Closing Company Transaction Expenses, or (iv) Simple IRA contribution accruals.

      "Indemnified Person" has the meaning ascribed to it in Section 8.4(a) of this Agreement.

      "Indemnifying Person" has the meaning ascribed to it in Section 8.4(a) of this Agreement.

      "Independent Accountants" has the meaning ascribed to it in Section
2.4(e).

      "Intellectual Property" has the meaning ascribed to it in Section 4.16.

      "Interim Balance Sheet" has the meaning ascribed to it in Section 4.6(a) of this Agreement.

      "IRS" means the Internal Revenue Service.

      "Labor and Employment Law" means all Laws relating to employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar taxes, unemployment compensation, workers compensation and occupational safety and health.

      "Law" means all laws, statutes, rules, regulations, ordinances, codes, bulletins, opinions, decisions, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local and foreign governments (and all agencies thereof).

      "Liens" means any and all liens, security interests, mortgages, easements, restrictions, encumbrances, pledges, conditional sales contracts, or other similar conflicting ownership or security interest in favor of any Person.

      "Losses" has the meaning ascribed to it in Section 8.1.

      "Lorenda" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Lorenda Trust" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Material Contract" has the meaning ascribed to it in Section 4.13.

      "Medicaid Overpayments" has the meaning ascribed to it in the definition of Current Liabilities.

      "Medicare Laws" means any and all Laws applicable to reimbursement by Medicare, Medicaid or any other governmental healthcare program for services or items rendered by the Company, including all federal and state laws relating to the referral of patients to the Company's business.

      "Merger" has the meaning ascribed to it in the second recital of this Agreement.

      "Merger Sub" has the meaning ascribed to in the introductory paragraph of this Agreement.

      "Minimum Share Value" means three dollars and twenty-eight cents ($3.28).

      "Multiemployer Plan" means a plan as defined in ERISA Section 4001(a)(3) to which Company or any ERISA Affiliate of Company is making or accruing an obligation to make contributions or has preceding the date hereof made or accrued an obligation to make contributions.

      "Notice" has the meaning ascribed to it in Section 11.2 of this Agreement.

      "Notice Party" has the meaning ascribed to it in Section 11.2 of this Agreement.

      "Order" has the meaning ascribed to it in Section 4.9 of this Agreement.

      "Parent" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Payor" has the meaning ascribed to it in Section 4.10(d) of this Agreement.

      "Pension Plan" means an employee pension benefit plan, as defined in ERISA
Section 3(2), other than a Multiemployer Plan, which is covered by Title IV of ERISA and which either (i) is maintained by the Company and/or any ERISA Affiliate of the Company for employees of such Person, or (ii) has at any time preceding the date hereof been maintained by the Company and/or any ERISA Affiliate of the Company for employees of such Person.

      "Permit" has the meaning ascribed to such term in Section 4.12 of this Agreement.

      "Per Share Adjustment Amount" has the meaning ascribed to such term in
Section 2.2(a) of this Agreement.

      "Per Share Value" means, with respect to the Standard Management Shares an amount equal to the greater of (i) the average per-share closing price of a Standard Management Share determined over the 10 trailing days immediately preceding the date which is two days prior to the Closing Date, or (ii) the Minimum Share Value.

      "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, company or other entity or any governmental authority.

      "PHI" has the meaning ascribed to it in Section 4.10(h) of this Agreement.

      "Position Statement" has the meaning ascribed to it in Section 2.4(e) of this Agreement.

      "Post-Closing Delivery" has the meaning ascribed to it in Section 2.4(a) of this Agreement.

      "Pre-Closing Company Transaction Expense" means, without any duplication that might otherwise result from the working capital adjustment contemplated by
Section 2.4, all fees and expenses incident to the transactions contemplated by this Agreement and which are incurred by or are for the account of the Company or the Shareholders' Representative, including without limitation, fees and expenses payable to their representatives (including any attorneys', broker's or finder's fees), in respect of services performed on or before the Closing Date, whether or not such expenses have accrued or have been billed or become due prior to Closing and all amounts payable to consultants or others arising out of or relating to the transactions contemplated by this Agreement.

      "Report" has the meaning ascribed to it in Section 4.10(d) of this Agreement.

      "Resolution Period" has the meaning ascribed to it in Section 2.4(d) of this Agreement.

      "Restrictions" means any and all liens, restrictions, restrictions on transfer, options, pledges, voting agreements, rights of first refusal, tag-along, co-sale or other rights, licenses, security interests, claims, charges or encumbrances of any kind or nature whatsoever.

      "Share Amount" has the meaning ascribed to it in Section 2.2(a) of this Agreement.

      "Shareholder" has the meaning ascribed to it in the introductory paragraph of this Agreement.

      "Shareholders' Representative" has the meaning ascribed to it in Section
2.7 of this Agreement.

      "Shelf Registration" means a registration for sale from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended.

      "Standard Management Share" means a common share of Parent.

      "Surviving Corporation" means the Company, immediately following the Effective Time of the Merger.

      "Third-Party Claim" has the meaning ascribed to it in Section 8.4(a) of this Agreement.

      1.2 Construction.

            (a) The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms.

            (b) The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.

            (c) This Agreement and all Exhibits and Schedules hereto are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule hereto shall be construed against any party hereto because of its or its counsel's involvement in its preparation.

                                   ARTICLE II
                                   THE MERGER

      2.1 The Merger.

            (a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCL, the parties hereto shall cause Merger Sub to be merged with and into the Company on the Closing Date. The parties shall so cause the Merger to occur by filing with the Indiana Secretary of State articles of merger executed in accordance with the IBCL and by making all other filings or recordings required thereby to effect the Merger. As a result of the Merger, and at the Effective Time, the separate corporate existence of Merger Sub will cease and the Company will continue to survive the Merger. As a result of the Merger, the Company will succeed to and assume all of the rights and obligations of Merger Sub in accordance with the IBCL. The Merger will also have such other effects as are set forth and described in the IBCL.

            (b) The officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Corporation and continue as such until his or her successor shall have been elected and qualified or until his or her earlier resignation or removal.

            (c) The Articles of Incorporation and By-Laws of Merger Sub at the Effective Time shall become the Articles of Incorporation and By-Laws of the Surviving Corporation and shall continue as such until altered, amended or repealed; provided, however, that the Articles of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation, immediately following the Effective Time, to "Long Term Rx, Inc."

      2.2 Conversion of Equity Securities. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company:

            (a) Each common share of the Company owned by the Shareholders immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) an amount equal to the result obtained by dividing $1,600,000 by the Closing Date Shares (the "Cash Amount"), (ii) the number of Standard Management Shares equal to the result obtained by dividing (A) $600,000 divided by the Per Share Value, by (B) the Closing Date Shares (the "Share Amount"), and (iii) an amount equal to the result obtained by dividing the Aggregate Adjustment Amount (if a positive number) by the Closing Date Shares (the "Per Share Adjustment Amount"). The Cash Amount, the Share Amount, and the Per Share Adjustment Amount (if any) shall be paid as set forth in Section 2.3 below.

            (b) Each common share of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

            (c) Each common share of Merger Sub issued and outstanding upon the Effective Date of the Merger will be cancelled and converted into one common share of the Surviving Corporation immediately following the Effective Time.

      2.3 Payment of Conversion Price.

            (a) At the Closing, each Shareholder shall receive an amount equal to the result obtained by multiplying the Cash Amount by the total number of common shares of the Company owned beneficially and of record by such Shareholder immediately prior to the Effective Time, paid by wire transfer of immediately available funds to the account designated by such Shareholder in writing.

            (b) At the Closing, each Shareholder shall receive that number of Standard Management Shares equal to the result obtained by multiplying the Share Amount by the total number of common shares of the Company owned beneficially and of record by such Shareholder immediately prior to the Effective Time.

            (c) Within five (5) days following date on which the Aggregate Adjustment Amount is finally determined pursuant to this Agreement:

            (i) if the Aggregate Adjustment Amount is a positive number, the Surviving Corporation shall pay each Shareholder, in immediately available funds to an account designated by such Shareholder in writing, an amount equal to the result obtained by multiplying (A) the Per Share Adjustment Amount, by (B) the total number of common shares of the Company owned beneficially and of record by such Shareholder immediately prior to the Effective Time; and

            (ii) if the Aggregate Adjustment Amount is a negative number, each Shareholder shall pay the Surviving Corporation, in immediately available funds to an account designated by the Surviving Corporation in writing, an amount equal to the result obtained by multiplying (A) the Per Share Adjustment Amount, by (B) the total number of Shares owned beneficially and of record by such Shareholder on the Closing Date.

      2.4 Working Capital Adjustment.

            (a) As promptly as reasonably practicable after the Closing Date, and in any event not later than sixty (60) days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Shareholders' Representative (such delivery, the "Post-Closing Delivery"):

            (i) a balance sheet of the Company (without giving effect to the consummation of the transactions contemplated hereby) prepared as of the close of business on the Closing Date in accordance with GAAP (the "Closing Date Balance Sheet"); and

            (ii) calculations, in reasonable detail, of the Closing Date Working Capital and the Aggregate Adjustment Amount.

      Merger Sub and the Shareholders agree that (x) if there is a disposition of the audits by the State of Indiana with respect to the Medicaid Overpayments that is final and binding on all parties involved with such audits (a "Final Disposition") prior to the final resolution of the working capital adjustment, as set forth in this Section 2.4, which results in the State of Indiana having no further claim (absolute, contingent or otherwise) with respect to the Medicaid Overpayments (or any portion thereof), the Closing Date Balance Sheet shall not reflect a liability accrual for the Medicaid Overpayments to the extent such favorable Final Disposition resolves the State of Indiana's claims with respect to the Medicaid Overpayments, and (y) if and to the extent there is no such favorable Final Disposition (or if there is a Final Disposition resulting in the Surviving Corporation becoming obligated to pay any portion of the Medicaid Overpayments) prior to the final resolution of the working capital adjustment, as set forth in this Section 2.4, the Closing Date Balance shall reflect a liability accrual for all such Medicaid Overpayments, and the Shareholders agree not to object to any such accruals. Notwithstanding the foregoing, if there is no Final Disposition prior to the final resolution of the working capital adjustment and, as a result of subparagraph (y) immediately above, the final Closing Date Balance Sheet reflects a liability accrual for the Medicaid Overpayments (or any portion thereof) and the Aggregate Adjustment Amount has been paid (either to the Shareholders or to the Surviving Corporation, as the case may be), the Surviving Corporation shall pay to the Shareholders (pro-rata) any amounts successfully challenged by the Surviving Corporation pursuant to a favorable Final Disposition which occurs after the final resolution of the working capital adjustment (as set forth in this Section 2.4) and prior to the third anniversary of the Closing Date. If and to the extent there has been no Final Disposition prior to the third anniversary of the Closing Date, the Surviving Corporation shall pay the amount of the Medicaid Overpayments remaining unresolved pursuant to the audits to the Shareholders (pro-rata in immediately available funds and pursuant to such wire transfer instructions provided by the

Shareholders in writing) within five (5) business days of such third year anniversary and, thereafter, any Losses of the Surviving Corporation with respect to the audits and the Medicaid Overpayments shall be subject to indemnification pursuant to Article VIII.

            (b) The Shareholders' Representative (for and on behalf of the Shareholders) shall have thirty (30) days from the date the Surviving Corporation makes the Post-Closing Delivery (such period, the "Dispute Period") to notify the Surviving Corporation, in writing, as to whether the Shareholders' Representative agrees or disagrees with the Post-Closing Delivery (such written notice, the "Dispute Notice"). During the Dispute Period, the Shareholders' Representative and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Surviving Corporation and (where applicable) the Surviving Corporation's accountants relating to the matters set forth in the Post-Closing Delivery.

            (c) If the Shareholders' Representative fails to deliver a Dispute Notice to the Surviving Corporation during the Dispute Period, (i) the Closing Date Balance Sheet as prepared by the Surviving Corporation shall be deemed to have been correctly prepared, and (ii) the Surviving Corporation's calculation of Closing Date Working Capital and the Aggregate Adjustment Amount shall be deemed to be final and correct and shall be binding upon each of the parties hereto.

            (d) If the Shareholders' Representative delivers a Dispute Notice to the Surviving Corporation during the Dispute Period, the Shareholders' Representative and the Surviving Corporation shall, for a period of forty-five
(45) days from the date the Dispute Notice is delivered to the Surviving Corporation (such period, the "Resolution Period"), use their respective best efforts to amicably resolve the items in dispute. Any items so resolved by them shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

            (e) If the Shareholders' Representative and the Surviving Corporation are unable to resolve all of the items in dispute during the Resolution Period, then either the Surviving Corporation or the Shareholders' Representative may refer the items remaining in dispute to Deloitte & Touche (the "Independent Accountants"). Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a "Position Statement") describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other party hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to each of the parties hereto within forty-five

(45) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accounts and shall be paid by the party that did not substantially prevail in the dispute (also to be finally determined by the Independent Accountants).

      (f) The Shareholders acknowledge and agree that (i) Merger Sub shall be entitled to all cash and cash equivalents of the Company as of the Closing Date, and (ii) such cash and cash equivalents shall not be distributed to the Shareholders, but shall remain an asset of the Surviving Corporation after the Closing.

      2.5 Closing of Transfer Records. After the close of business on the Closing Date, transfers of any of the Company's common shares outstanding prior to the Effective Time will not be made on the transfer books of the Surviving Corporation.

      2.6 Delivery of Certificates. On the Closing Date, each Shareholder shall surrender all certificates representing the common shares of the Company held by such Shareholder (or if lost, an affidavit, indemnity and such other security as is reasonably required by Merger Sub and its counsel).

      2.7 Shareholders' Representative. Each Shareholder hereby irrevocably constitutes and appoints Craig W. Trobaugh as its lawful attorney-in-fact, as the "Shareholders' Representative" under this Agreement, with the exclusive authority to act as such hereunder. In the event of the death, resignation or inability of Craig W. Trobaugh to act as the Shareholders' Representative hereunder, Lorenda K. Trobaugh will be the successor Shareholders' Representative with all powers of his predecessor. The Shareholders' Representative will have full power to act on each Shareholder's behalf according to the terms of this Agreement to give and receive notices on behalf of the Shareholders and in general to do all things and to perform all acts on each Shareholder's behalf as may be contemplated by this Agreement, including the resolution of indemnification claims, all in the absolute discretion of the Shareholders' Representative. The Shareholders shall be bound by all acts of the Shareholders' Representative taken in connection with this Agreement.

                                   ARTICLE III
                                   THE CLOSING

      3.1 Closing. The Closing shall take place on July 29, 2005, at the offices of Merger Sub's counsel, Sommer Barnard Attorneys, PC, in Indianapolis, Indiana, or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 10.1 below, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined above in this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      3.2 Closing Deliveries of Parent and Merger Sub. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Parent and Merger Sub shall deliver to the Shareholders:

            (a) the immediately available funds as required by Section 2.3(a) above;

            (b) the Standard Management Shares, as required by Section 2.3(b) above;

            (c) a certificate of the Secretary or Assistant Secretary of Merger Sub, dated as of the date hereof, certifying (i) the resolutions duly adopted by the Board of Directors and shareholder of Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and

            (d) a certificate, duly executed by a duly authorized officer of Merger Sub, dated as of the Closing Date, certifying (i) that Merger Sub has performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by it prior to the Closing, and (ii) that Merger Sub's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date.

      3.3 Closing Deliveries of the Shareholders. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, each Shareholder shall deliver to Merger Sub the following:

            (a) certificates representing all of the common shares of the Company owned beneficially and of record by such Shareholder as of the date hereof;

            (b) a Release, duly executed by such Shareholder, in the form attached hereto as Exhibit A;

            (c) a legal opinion of counsel to the Shareholders, dated the date hereof, addressed to Merger Sub, and containing customary legal opinions, exceptions and qualifications;

            (d) copies of the Company's Articles of Incorporation, as amended to date, duly certified by the Indiana Secretary of State dated no more than 10 days prior to the Closing Date;

            (e) a Certificate of Existence for the Company from the Indiana Secretary of State dated no more than 10 days prior to the Closing Date;

            (f) a certificate, duly executed by such Shareholder, dated as of the Closing Date, certifying (i) that such Shareholder has performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by it prior to the Closing, and (ii) that such Shareholder's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date;

            (g) the original minute books, stock ledgers and corporate seal (if any) of the Company;

            (h) evidence of the payment in full and satisfaction of all Indebtedness; and

            (i) such other documents, instruments and agreements as Parent or Merger Sub or their counsel may reasonably request to consummate the transactions contemplated hereby, in form and substance reasonably acceptable to Parent or Merger Sub and their counsel.

                                   ARTICLE IV
                  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

      The Shareholders, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

      4.1 Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Schedule 4.1(a) contains a true, accurate and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) The Company has full power and authority to own or use its properties and assets and carry on its business activities as now conducted.
Schedule 4.1(b) lists the addresses of all locations at which the Company conducts its business.

            (c) Complete and accurate copies of the Articles of Incorporation, By-Laws, minute books and stock transfer books of the Company have been delivered to Merger Sub. The minute books of the Company fairly and accurately reflect all material actions of the Board of Directors and the shareholders of the Company. The stock transfer books of the Company are correct, complete and current, and, to the extent applicable, all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the Company's stock have been duly paid, affixed or canceled.

      4.2 Authorization. The Company and each Shareholder has full power and authority to execute and deliver this Agreement and to perform his, her or its respective obligations hereunder. The Merger and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company and each Shareholder.

      4.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by the Company and each Shareholder. This Agreement constitutes a valid and legally binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms.

      4.4 Noncontravention. The execution, delivery and performance of this Agreement by the Company and each Shareholder, the consummation by the Company and each Shareholder of the transactions contemplated hereby and the compliance by the Company and each Shareholder with or fulfillment by the Company and each Shareholder of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the constituent documents of the Company, (b) contravene any Law or Order which affects or binds the Company or any of its properties, (c) conflict with, contravene or constitute a default or breach of or under any Material Contract or Permit, or (d) except as otherwise set forth in Schedule 4.4, require any Shareholder or the Company to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any governmental authority or other third party which has not been obtained in writing prior to the date of this Agreement.

      4.5 Capital Structure.

            (a) The authorized capital stock of the Company consists of 1,000 common shares with no par value, of which 100 shares have been duly and validly issued, are fully-paid and non-assessable, and are owned, beneficially and of record, by the Shareholders as described on Schedule 4.5, free and clear of any and all Restrictions.

            (b) Other than as described on Schedule 4.5, there are no issued and/or outstanding equity securities interests of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Company or any other Person is bound to issue, repurchase or otherwise acquire or retire any equity securities of the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any equity securities of the Company.

            (c) No equity or other securities of the Company (including the common shares described on Schedule 4.5), were issued in violation of any Law.

            (d) The Company does not own, or have any right, option or obligation to acquire, any equity securities of any other Person.

      4.6 Financial Statements.

            (a) Attached hereto as Schedule 4.6(a) are true, accurate and complete copies of the following: (i) the unaudited balance sheet of the Company as of December 31, 2004 and the related unaudited statements of operations and comprehensive income for the fiscal year then ended, and (ii) the unaudited balance sheet of the Company as of June 30, 2005 ("Interim

Balance Sheet") and the related unaudited statements of operations and comprehensive income for the six months then ended (items (i) and (ii), collectively, the "Financial Statements").

            (b) The Financial Statements (i) fairly present in all material respects, the operating results, and the financial condition of the Company on the dates and for the periods indicated, (ii) are correct and complete, and
(iii) are consistent with the books and records of the Company (which books and records are correct and complete). No financial statements of any entity other than the Company are required by GAAP to be included in the Financial Statements. The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (x) liabilities or obligations reflected against in the Interim Balance Sheet, (y) immaterial liabilities or obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business, and (z) liabilities or obligations set forth in Schedule 4.6(b).

            (c) Since the date of the Interim Balance Sheet, (i) there has not been any material adverse change in the business, operations, assets, prospects, or condition of the Company, and to the knowledge of the Shareholders no event has occurred or circumstance exists that could reasonably be expected to result in such a change, (ii) the Company has operated only in the ordinary course,
(iii) no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license to which the Company is a party or by which the Company is bound, and (iv) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its material assets.

            (d) All accounts receivable of the Company that are (or are required by GAAP to be) reflected on the Interim Balance Sheet or in the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent, as appropriate, valid obligations arising from sales actually made or services actually performed in the ordinary course of business (other than, in the case of Accounts Receivable reflected on the Interim Balance, Accounts Receivable in the amount of $47,559, which were written off in July 2005). There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

            (e) All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or in the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at cost. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

      4.7 Title to and Sufficiency of Assets.

            (a) The Company owns no real property. Schedule 4.7(a) contains a complete and accurate list of all leaseholds or other interests in real property owned by the Company. The

Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected on Schedule 4.7(a) and in the Interim Balance Sheet (except for assets held under capitalized leases disclosed on Schedule 4.7(a) and personal property sold since the date of the Interim Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance sheet in the ordinary course of business).

            (b) Except as set forth in Schedule 4.7(b), all of the properties and assets listed on Schedule 4.7(a) or otherwise reflected in the Interim Balance Sheet are free and clear of any and all Liens.

            (c) The leased building, equipment and other assets of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

      4.8 Tax Matters. The Company has filed or caused to be filed all tax returns, and all reports with respect to taxes, required to have been filed by or with respect to the Company prior to the date hereof. All such tax returns or reports were true, accurate, correct and complete in all material respects. The Company is not the beneficiary of any extension of time within which to file any tax return or report, except with respect to its federal and state income tax return for Tax Year 2004. The Company has paid or caused to be paid all taxes, penalties and interest required to have been paid by the Company prior to the date hereof. The Company has withheld, deducted, collected and paid all taxes required to have been withheld, deducted, collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party by the Company. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. No claim has ever been made by a governmental authority in a jurisdiction where tax returns by the Company have not been filed that the Company is or may be subject to taxation by such jurisdiction. There are no Liens on any of the Company's assets or properties that arose in connection with any failure (or alleged failure) to pay any tax. Except as set forth in Schedule 4.8, no tax return of the Company has been audited or is currently under audit or examination. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by the Company.

      4.9 Litigation; Claims. Except as set forth in Schedule 4.9, the Company is not (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge or any governmental authority or arbitrator (collectively, an "Order"), nor (b) a party or, to the knowledge of the Shareholders, threatened to be made a party to any action, suit, proceeding, hearing, audit or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or governmental agency or entity having regulatory authority over the Company. Except as set forth on Schedule 4.9, the Company has not been audited, examined or otherwise reviewed by any governmental agency or entity, or federal, state or local authorities during the current or past three (3) fiscal years. No matter described in Schedule 4.9 could reasonably be expected to have a material adverse effect on the business, condition, operations or prospects of the Company.

      4.10 Legal Compliance.

            (a) The Company has complied in all material respects with all applicable Laws, including all Medicare Laws, Environmental Laws and all Labor and Employment Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. To the knowledge of the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company, or a failure on the part of the Company to comply with, any Law.

            (b) Neither the Shareholders nor any of their Affiliates has ordered, referred, or requested, directly or indirectly, any items or services from the Company that are subject or entitled to reimbursement in whole or in part by Medicare, Medicaid or any other state or federal government reimbursement program.

            (c) Without limiting the generality of the foregoing, the Company is in material compliance with all conditions and standards for participation in the Medicare and Medicaid programs and certified as eligible for participation in Medicare and Medicaid programs. The Company is not operating any aspect of its business under or subject to a plan of correction or corporate integrity agreement with a governmental agency or entity. The Company is currently receiving and is entitled to continue to receive Medicare and Medicaid reimbursement payments.

            (d) The Company has duly and timely filed all reports and other items required to be filed (the "Reports") with any reimbursement program or third party payor (including, without limitation, Medicare, Medicaid, medically indigent assistance, Blue Cross, Blue Shield, any health maintenance, preferred provider, independent practice or other healthcare providers or payors) (collectively, the "Payors") and has timely paid all amounts due to such Payors. Except as set forth in Schedule 4.10(d), (i) the Company has not requested an extension of time in which to file any of the Reports, (ii) the Company is not delinquent in the payment of any amount due to any Payors, (iii) there are no pending or threatened audits, claims, assessments, adjustments, challenges or notices from any governmental agency or entity or Payors with regard to any of the Reports or any reimbursements or payments that the Company received from the government agency or entity or Payors, (iv) the Company has not executed any waivers or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any Report or to any government agency or entity or Payors, and (v) the Company is not liable for any amounts owed to any Payor or governmental agency or entity, nor subject to any contractual adjustments, fines or penalties.

            (e) Intentionally omitted.

            (f) The Company has maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency, State Boards of Pharmacy, Social Security Administration, Health Care Financing Administration, the Center for Medicare and Medicaid Services, state regulatory agencies and the Medicare and Medicaid programs.

            (g) Without limiting the generality of the foregoing, the Company has not given or received in violation of any Law any payments or any other remuneration, either directly or indirectly, overtly or covertly, in cash or in kind, in return for receiving or making referrals for the furnishing or arranging for the furnishing of any item or service, or in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item in violation of 42 U.S.C. Section 1320a 7a and 1320a 7b, commonly known as the "Anti Kickback Statute." In addition, the Company has not accepted any referral for the provision of any designated health service, or submitted a claim for payment to Medicare or Medicaid for the provision of such services, in violation of 42 U.S.C. Section 1395nn, commonly known as the "Stark Act" or "Stark II." With respect to any compliance concerns found to be substantiated, the Company has taken appropriate corrective action and made all appropriate reports to all applicable governmental agencies or entities, and each such corrective action and appropriate report is listed and disclosed in Schedule 4.10(g).

            (h) Without limiting the generality of the foregoing. to the extent applicable to the Company, the Company, in its ordinary business operation, has complied and is currently in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and its implementing regulations and with the requirements of all applicable state regulations implementing Title V of the Gramm-Leach-Bliley Act ("GLB") that are applicable to the Company's relationship with any Business Associate (as such term is defined in HIPAA and/or GLB). To the extent that the Company has access to Protected Health Information (as such term is defined in HIPAA and/or GLB, "PHI"), and except as necessary to complete the transactions contemplated by this Agreement or for internal management and compliance purposes, the Company has not and shall not use or further disclose PHI other than as permitted or required by HIPAA or as required by Law. The Company has developed, documented, implemented, maintained, and used appropriate safeguards to prevent disclosure of PHI other than as provided for by this Agreement. These safeguards include proper training and discipline of workforce and restrictions on physical access. The safeguards will be designed to preserve the integrity and confidentiality of, and to prevent intentional or unintentional non-permitted or violating use of disclosure of PHI. The Company has entered into appropriate Business Associate Agreements as required by HIPAA in which it agrees to ensure that any agent, including a subcontractor, to whom it provides PHI, received from, or created or received by the Company either directly or on behalf of any Business Associate, agrees to the same restrictions and conditions that apply through this Agreement to the Company with respect to such information.

      4.11 Environmental Laws and Regulations. Except as set forth on Schedule 4.11:

            (a) There are no Hazardous Materials present on the Company's leased or used real estate or, to the knowledge of the Shareholders, any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such leased or used real estate or such adjoining property, or incorporated into any structure therein or thereon, except in material compliance with Environmental Laws. The Company has not permitted or conducted any Hazardous Activity except in material compliance with applicable Environmental Laws.

            (b) To the knowledge of the Shareholders, there has not been a release or threatened release of any Hazardous Materials at or from the Company's leased or used real estate (nor by any Person for whose conduct it is or may be held responsible), except in material compliance with applicable Environmental Laws.

            (c) There has been no release, or to the knowledge of the Shareholders any threatened release, of any Hazardous Materials at or from any site or facility for which the Company is or may be liable under any applicable Environmental Laws.

      4.12 Permits. Schedule 4.12 contains a complete and accurate list of each consent, approval, ratification, waiver or other authorization, license (including import and export licenses), registration or permit issued, granted, given or otherwise made available by or under the authority of any governmental authority or pursuant to any Law that is held by the Company or that otherwise relates to its business, assets or operations (collectively, the "Permits"). Each Permit is valid and in full force and effect. The Company is, and at all times has been, in material compliance with all of the terms and requirements of each Permit. Except as set forth in Schedule 4.12, consummation of the transactions contemplated hereby (a) does not require the consent of any third party that has issued a Permit, (b) will not result in a breach of or default under any such Permit, and (c) will not otherwise cause any such Permit to cease to be legal, valid, binding and in full force and effect on identical terms following the Closing. The Permits listed in Schedule 4.12 collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate its business and assets in the manner in which it currently conducts and operates its business and assets.

      4.13 Material Contracts. Schedule 4.13 lists all agreements (whether oral or written) to which the Company is a party or by which it is bound that are material to its business as currently conducted (collectively, the "Material Contracts"), including:

            (a) each agreement that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $5,000;

            (b) each lease of personal property requiring payments (in the aggregate) in excess of $5,000 and each lease of real property;

            (c) each agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment and each employment or consulting agreement;

            (d) each agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other person or entity;

            (e) each agreement containing covenants that in any way purport to restrict the Company's business activities or limit the freedom of the Company to engage in any line of business or to compete with any other person or entity;

            (f) each agreement providing for payments to or by any third parties based on sales, purchases or profits;

            (g) each power of attorney of the Company that is currently effective and outstanding;

            (h) each agreement that contains or provides for an express undertaking by the Company to indemnify or hold harmless a third party or to be responsible for consequential damages;

            (i) each agreement for capital expenditures in excess of $5,000;

            (j) each agreement not denominated in U.S. dollars;

            (k) each agreement relating to any of the Intellectual Property;

            (l) each agreement with Medicare, Medicaid, any similar governmental agency or entity, and any and all payors; and

            (m) each agreement with any Affiliate of the Company.

Except as set forth in Schedule 4.13, with respect to each Material Contract,
(w) the agreement is legal, valid, binding, enforceable and in full force and effect, (x) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (y) the Company and each other party thereto is, and at all times has been, in material compliance with all applicable terms and requirements of such agreement, and (z) no party thereto has repudiated any material provision of the agreement. Each Material Contract that is a Medicare or Medicaid provider/billing agreements is not subject to any revocation or termination action by any governmental agency or entity.

      4.14 Labor and Employment Matters. Schedule 4.14 contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2004; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. Except as set forth in Schedule 4.14 hereto, (a) the Company is not, and has never been, a party to any collective bargaining agreement or other labor contract; (b) there has not been, there is not presently pending or existing, and to the knowledge of the Shareholders there is not threatened, any strike, slowdown, picketing, work stoppage, lock out, or employee grievance process involving the Company; (c) to the knowledge of the Shareholders, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving the Company, (d) there is no pending or, to the knowledge of the Shareholders threatened, against or affecting the Company any charge or complaint filed with any governmental authority, (e) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Company, (f) there is no grievance or arbitration proceeding against the Company by any employee of the Company, and
(g) there is no lockout of any employees by the Company. All current employees of the Company who provide services for the business of the Company maintain all necessary certifications, professional qualifications and experience for the their respective positions and job responsibilities. The Company's current employees, officers and directors have not been charged with, convicted of or pled guilty to crimes of theft or dishonesty, financial misconduct, or offenses related to the delivery of health care; nor have any of the Company's current officers, directors, or employees been excluded from participation in Medicare, Medicaid or any other state or federal government reimbursement program.

      4.15 Employee Benefits. Schedule 4.15 sets forth a true and correct listing of each profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, employee insurance plan, severance plan, disability plan, health care plan, sick leave plan and death benefit plan of the Company or any other plan or program which provides retirement income, fringe benefits, welfare benefits, or other benefits to employees or former employees of the Company and each Pension Plan and Multiemployer Plan of the Company (collectively, the "Benefit Plans"). Except as set forth in Schedule 4.15 hereto, neither the Company, nor any ERISA Affiliate of the Company, has contributed to or accrued an obligation to contribute to a Pension Plan or a Multiemployer Plan. Neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability to any Multiemployer Plan. The Company and each ERISA Affiliate of the Company has complied in all material respects with their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan. Each Benefit Plan designated in Schedule 4.15 hereto as being qualified under Section 401(a) of the Code is properly qualified and, except as set forth in Schedule 4.15 hereto, nothing has occurred in the operation of the plan or the adoption or amendment of the plan documents for which the plan could be disregarded.

      4.16 Intellectual Property. Schedule 4.16 lists all of the Company's owned and/or licensed (a) registered and unregistered copyrights in both published works and unpublished works (whether United States or foreign), (b) legal names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (whether United States or foreign), and (c) patents, patent applications and inventions and discoveries that may or may not be patentable (whether United States or foreign) (collectively, the "Intellectual Property"). The Intellectual Property, collectively, constitutes all of the intellectual property necessary for the Company to operate its business as currently conducted or anticipated to be conducted. All of the registered Intellectual Property is registered in the Company's name, is in compliance with formal legal requirements and is valid and enforceable. None of the registered Intellectual Property has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of the Shareholders, there is no intellectual property of any Person that potentially interferes with or infringes any of the Intellectual Property. None of the Intellectual Property or any of the products manufactured or sold by the Company, nor any equipment, process or know-how used by the Company infringes, or to the knowledge of the Shareholders is alleged to infringe, any intellectual property right of any other Person.

      4.17 Affiliate Transactions. Neither the Company, any Shareholder nor any of their Affiliates owns or has owned, of record or as a beneficial owner, an equity interest or any other financial or profits interest in any Person that has (a) had business dealings with the Company other than business dealings or transactions disclosed in Schedule 4.17, each of which has been conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with the Company.

      4.18 Broker's Fees. Except as set forth in Schedule 4.18, neither the Company nor the Shareholders has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      4.19 Warranty. Schedule 4.19 hereto contains a correct and complete copy of the standard written warranty and return policy of the Company. Except as set forth on Schedule 4.19 hereto, the Company has not granted to any customer, whether in writing or otherwise, any other warranty for products sold by the Company. Except as set forth in Schedule 4.19 hereto, there have been no warranty or product liability claims asserted, or to the knowledge of the Shareholders threatened to be asserted, against the Company.

      4.20 Disclosure. No representation or warranty or other statement made by the Shareholders in this Agreement, the Schedules, the certificates to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

                                    ARTICLE V
            MERGER SUB'S AND PARENT'S REPRESENTATIONS AND WARRANTIES

      Merger Sub and Parent represent and warrant to the Shareholders as follows:

      5.1 Organization of Merger Sub and Parent. Merger Sub and Parent are each a corporation duly organized and validly existing under the laws of the State of Indiana.

      5.2 Authorization. Merger Sub and Parent each have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Merger Sub has full power and authority to own and operate its assets, properties and business and carry on its business as presently conducted. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Merger Sub.

      5.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Merger Sub and Parent. This Agreement constitutes a valid and legally binding obligation of Merger Sub and Parent, enforceable against Merger Sub and Parent, respectively, in accordance with its terms.

      5.4 Noncontravention. The execution, delivery and performance of this Agreement by Merger Sub, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or the Bylaws of Merger Sub, (b) contravene any Law or Order which affects or binds Merger Sub or any of its properties, or (c) require Merger Sub to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any governmental authority or other third party which has not been obtained in writing prior to the date of this Agreement.

      5.5 Broker's Fees. Merger Sub has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE VI
                            COVENANTS PENDING CLOSING

      The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

      6.1 General. Each of the parties hereto shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement. Such actions shall include, without limitation, (a) satisfaction, but not waiver, of the closing conditions described in Article VII below, (b) preparation, execution and delivery of such further instruments or taking such further action as any other party hereto shall reasonably request, and (c) any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any governmental authority that it may be required to give, make or obtain, including, without limitation, the consents required by the Company, Parent and Merger Sub, as applicable.

      6.2 Notices and Consents. Each of the parties hereto shall give any notices to third parties, and will use commercially reasonable efforts, to (a) obtain any third party consents necessary to consummate the transactions contemplated by this Agreement, and (b) obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to consummate the transactions contemplated by this Agreement.

      6.3 Due Diligence. The Shareholders shall (and shall cause the Company to) permit Merger Sub and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Shareholders shall (and shall cause the Company to) furnish to Merger Sub such financial data, operating data, copies of all Benefit Plans, contracts or documents to which the Company is a party, and any other information as Merger Sub shall reasonably request.

      6.4 The Company's Operation of Business Prior to Closing. The Shareholders shall, and shall cause the Company to, (a) conduct the Company's business in a reasonable and prudent manner in accordance with past practices and in material compliance with all Laws and Orders; (b) engage in no transactions out of the ordinary course of business, without the prior consent of Merger Sub; (c) use commercially reasonable efforts to preserve the Company's existing business organization and the relationships the Company currently maintains with its employees, customers, and suppliers, (d) except as required by Section 6.8, not make or declare, set aside or pay any dividend or other distribution of assets (whether in cash, stock or property) with respect to the equity securities of the Company, (e) not make (or agree to make) any direct or indirect redemption, purchase or other acquisition of any equity securities of the Company or otherwise make any payment of cash or transfer of assets to any Shareholder, (f) not issue or sell any of the Company's equity securities or issue any warrant, option or other right to purchase any of the Company's equity securities, or any security convertible into capital stock of the Company, and (g) not sell, transfer, pledge or convey any or all of the common shares or any other equity securities or the Company (or enter into any agreement to do any of the foregoing).

      6.5 Notification. The Shareholders shall promptly notify Merger Sub in writing (a) if the Shareholders become aware of any fact or condition that causes or constitutes any inaccuracy in or breach of any of their representations and warranties made as of the date of this Agreement, (b) of any breach of any covenant of the Shareholders under this Agreement, or (c) of the occurrence of any event that may make the satisfaction of the conditions in
Article VII impossible or unlikely. Such notice shall not limit or otherwise affect any rights of Merger Sub under Article VIII.

      6.6 No Negotiation. The Shareholders shall not (nor shall they permit the Company to) directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any third party relating to any sale or business combination transaction involving the Company, including any sale of stock or other equity interests, the merger or consolidation of the Company or the sale of its business or any of the Company's assets or properties (other than in the ordinary course of business). The Shareholders shall notify Merger Sub of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by the Shareholders.

      6.7 Interim Financial Statements. The Shareholders shall (and shall cause the Company to) deliver to Merger Sub within ten (10) days after the end of each calendar month a copy of the balance sheet and income statement of the Company for such calendar month prepared in a manner and containing information consistent with current practices and certified to Merger Sub by the appropriate officer of the Company as to compliance with Section 4.6(b).

      6.8 Payment of Indebtedness. Immediately prior to or simultaneous with the Closing, the Company shall, and the Shareholders shall cause the Company to, pay or otherwise satisfy in full all of the Company's Indebtedness.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 Merger Sub's Conditions Precedent. The obligation of Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Merger Sub:

            (a) Performance by the Shareholders and the Company. Each Shareholder and the Company shall have performed and complied, in all material respects, with all of the terms, provisions and covenants of this Agreement to be performed and complied with by such Shareholder or the Company at or prior to the Closing.

            (b) Accuracy of Representations and Warranties. All of the representations and warranties made by each Shareholder in this Agreement shall be true, in all material respects, as of the date of this Agreement and as of the Closing.

            (c) No Injunction. No injunction, restraining order, judgment or decree of any court or governmental authority shall exist against any of the parties to this Agreement or any of their officers, directors or representatives, which restrains, prevents or materially alters the transactions contemplated hereby.

            (d) Closing Deliveries. The Shareholders shall have delivered to Merger Sub each of the documents or other items required of the Shareholders under Section 3.3 above.

            (e) Consents. Merger Sub shall have received all regulatory approvals and consents listed in Exhibit B hereto.

            (f) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the business, operations, assets, prospects, or condition of the Company and the Company shall have conducted its business only in the ordinary course.

            (g) Financing. Merger Sub shall have received funding of bank or other financing, on terms and conditions acceptable to Merger Sub in its sole and absolute discretion, in an amount sufficient for it to consummate the transactions contemplated hereby.

            (h) Customer and Supplier Visits. Merger Sub shall be satisfied, in its sole and absolute discretion, with its meetings with the customers and suppliers of the Company.

            (i) Payment of Indebtedness. The Company shall have satisfied and paid in full all Indebtedness and provided Merger Sub with reasonably satisfactory evidence of the same.

      7.2 Shareholder's Conditions Precedent. The obligation of the Shareholders and the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by the Shareholders' Representative:

            (a) Performance by Merger Sub. Merger Sub shall have performed and complied, in all material respects, with all of the terms, provisions and covenants of this Agreement to be performed and complied with by Merger Sub at or prior to the Closing.

            (b) Accuracy of Representations and Warranties. All of the representations and warranties made by Merger Sub in this Agreement shall be true, in all material respects, as of the date of this Agreement and as of the Closing.

            (c) No Injunction. No injunction, restraining order, judgment or decree of any court or governmental authority shall exist against any of the parties to this Agreement or any of their officers, directors or representatives, which restrains, prevents or materially alters the transactions contemplated hereby.

            (d) Closing Deliveries. Merger Sub and Parent shall have delivered to the Shareholders each of the documents or other items required of Merger Sub and Parent under Section 3.2 above.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      8.1 Indemnification by the Shareholders. Subject to Section 8.3, the Shareholders, jointly and severally (except for any claim made for the breach of the covenants set forth in Section 9.2, the liabilities for which shall be several), shall indemnify Parent, Merger Sub and the Surviving Corporation from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including, without limitation, reasonable professional fees and costs of investigation, litigation, settlement and judgment and interest) (collectively, "Losses") that may be suffered or incurred by Parent, Merger Sub and/or the Surviving Corporation from or by reason of (a) any inaccuracy of a representation or warranty made by the Shareholders in this Agreement, the Schedules or any other certificate or document delivered by the Shareholders pursuant to this Agreement, (b) any breach of any covenant or agreement made by the Shareholders in this Agreement, the Schedules or any other certificate or document delivered by the Shareholders pursuant to this Agreement, (c) any matter described on Exhibit C hereto, and
(d) any Indebtedness of the Company which remains unsatisfied after the Closing, including, without limitation, any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Shareholder or the

Company (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

      8.2 Indemnification by Merger Sub. Merger Sub and the Surviving Corporation shall indemnify the Shareholders against any and all Losses that may be suffered or incurred by the Shareholders from or by reason of (a) any inaccuracy of a representation or warranty made by Merger Sub in this Agreement, or any other certificate or document delivered by Merger Sub pursuant to this Agreement, (b) any breach of any covenant or agreement made by Merger Sub in this Agreement, or any other certificate or document delivered by Merger Sub pursuant to this Agreement, and (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Merger Sub (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

      8.3 Limitations on Indemnity.

            (a) The Shareholders shall not have any liability or obligation to Parent, Merger Sub or the Surviving Corporation whatsoever, and no claim shall be asserted against the Shareholders, for indemnification under Section 8.1(a) unless and until the aggregate amount of Losses incurred by Merger Sub and/or the Surviving Corporation as a result thereof exceeds $20,000, and then only to the extent the aggregate amount of such Losses exceeds $20,000 and is less than $1,100,000; provided, however, that the limitations set forth above in this
Section 8.3(a) shall not apply to (i) any breach or inaccuracy of the Shareholders' representations or warranties of which any Shareholder had knowledge at any time prior to or on the date hereof, or (ii) claims for indemnification resulting from the breach or inaccuracy of the representations and warranties set forth in Sections 4.1(a) (Organization), 4.2 (Authorization),
4.3 (Validity; Binding Effect), 4.5(a) (Title to Shares) and 4.18 (Broker's
Fees) (the matters described in clauses (i) and (ii) immediately above, collectively, "Carve-Out Claims"). For the avoidance of doubt, the limitations set forth above in this Section 8.3(a) shall not apply to claims for indemnification arising under Sections 8.1(b) through (d).

            (b) All representations and warranties in this Agreement, the Schedules and the certificates and other documents delivered pursuant hereto shall survive the Closing and be enforceable against the party making the same for a period of two (2) years from the Closing Date at which time they shall expire and be of no further force or effect; provided, however, that (i) Carve-Out Claims shall survive indefinitely, and (ii) the representations and warranties set forth in Sections 4.15 (Employee Benefits), 4.8 (Taxes) and 4.11 (Environmental) shall survive for the period of the statute of limitations applicable to such representations and warranties. Any claim for indemnification with respect to any such matter which is not asserted by a notice given as herein provided within such period of survival may not be pursued and shall be thereafter forever barred.

      8.4 Third-Party Claims.

            (a) Promptly after receipt by a party hereto entitled to indemnity under Section 8.1, or Section 8.2 (an "Indemnified Person") of notice of the assertion of a claim for which such party hereto is entitled to indemnity hereunder against it by a third party (a "Third-Party Claim"), such Indemnified Person shall give notice to the party hereto obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

            (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and
(ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election as set forth above, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, and shall be liable to the Indemnified Person for any costs and expenses incurred in the defense of such claim.

            (c) Notwithstanding the foregoing, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably conditioned, withheld or delayed).

                                   ARTICLE IX
                              ADDITIONAL COVENANTS

      9.1 General. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII above).

      9.2 Noncompetition and Nonsolicitation.

            (a) Noncompetition. For a period of three (3) years after the Closing Date, Lorenda and the Shareholders shall not, anywhere in the State of Indiana, directly or indirectly, invest in, own, or operate any Person engaged in any business that is directly competitive with the business of the Company as currently conducted (a "Competing Business"); provided, however, that Lorenda, and the Shareholders in the aggregate, may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any entity if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

            (b) Nonsolicitation. For a period of three (3) years after the Closing Date, Lorenda and the Shareholders shall not, directly or indirectly (i) solicit the business of any Person who is as of the Closing a customer of the Company, (ii) induce any customer or supplier of the Company on or prior to the Closing Date to cease doing business with the Surviving Corporation after the Closing Date, (iii) hire or engage as a consultant, independent contractor or in a similar capacity, any person who is an employee, independent contractor or consultant of the Company on the Closing Date, or (iv) solicit or persuade, or attempt to solicit or persuade, any person who is an employee, independent contractor or consultant of the Company on the Closing Date to terminate or adversely modify his or her relationship, whether or not pursuant to a written agreement, with the Surviving Company.

            (c) Injunctive Relief. Without limiting the right of the Surviving Corporation to pursue all other legal and equitable rights available to it for any violation of Section 9.2(a) or (b) above, and to recover its legal fees and expenses, the parties agree that monetary damages cannot fully compensate the Surviving Corporation for such a violation and that the Surviving Corporation shall be entitled to a temporary restraining order and any further injunctive relief to prevent any violation, threatened violation or continuing violation thereof and that no bond or other security shall be required in connection therewith. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce Section 9.2(a) or (b) above, any term, restriction, covenant or promise set forth therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency.

      9.3 Confidentiality. Each party hereby agrees that access to any and all materials and documents provided by any other party, and directly or indirectly associated with this Agreement, are proprietary to the disclosing party and confidential. The receiving party will restrict access to this information to essential and necessary parties. In the event the transaction fails to close or terminates, for any reason, each party shall return to the other parties, or its representatives, any and all such materials and documents, or certify in writing that same has been destroyed and no copies retained. Information obtained in connection with this transaction may not be used by the receiving party to compete with the disclosing party.

      9.4 Standard Management Shares.

            (a) In the event a Shareholder desires to sell a portion of the Standard Management Shares issued to such Shareholder pursuant to this Agreement in order to meet its income tax obligations as a result of such issuance, such Shareholder shall provide Parent with notice of its desire to sell such shares on or after January 1, 2006, but on or before February 1, 2006. Parent shall, at its option and prior to April 1, 2006, either provide a Shelf Registration for or shall purchase that number of Standard Management Shares from such Shareholder equal to the product of (i) the federal and state income tax liability of such Shareholder for the Standard Management Shares issued to such Shareholder (determined by utilizing a 15% federal tax rate and the combined state and local income tax rate, if any), divided by (ii) the Per Share Value; provided, however, in the event the proceeds from the sale of any Standard Management Shares sold pursuant to this Section 9.4 are less than the Per Share Value, Parent will either purchase or provide a Shelf Registration for an additional amount of Standard Management Shares so as to enable such Shareholder to realize a sufficient amount of cash to satisfy his, her or its income tax obligations with respect to the receipt of Standard Management Shares.

            (b) In the event that the average closing price for a Standard Management Share during the ten-day trading period commencing on the first day after the second anniversary of the Closing ("Average Price") is less than the Minimum Share Value, Parent shall provide to each Shareholder additional cash or Standard Management Shares having an aggregate value equal to the difference between (i)(A) the number of Standard Management Shares originally received by such Shareholder at the Closing, multiplied by (B) the difference between the Minimum Share Value and the Average Price, and (ii) the aggregate amount of any proceeds in excess of the Minimum Share Value realized from such Shareholder's previous sale of any such Standard Management Shares pursuant to Section 9.4(a) above.

            (c) In the event the Standard Management Shares become eligible for sale without restriction pursuant to Rule 144(k) under the Securities Act of 1933, as amended, Parent will exchange for the certificates representing the Standard Management Shares new certificates without restrictive legends.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination Events. This Agreement may be terminated:

            (a) by either Merger Sub or the Shareholders' Representative (on behalf of the Shareholders) if a material breach of any provision (including representations and warranties) of this Agreement has been committed by the other party and such breach has not been waived in writing;

            (b) (i) by Merger Sub if the Closing has not occurred by August 30, 2005 for any reason other than breach of this Agreement by Merger Sub or Parent, or (ii) by the

Shareholders' Representative if the Closing has not occurred by August 30, 2005 for any reason other than breach of this Agreement by the Shareholders or the Company; or

            (c) by mutual written agreement of Merger Sub and the Shareholders' Representative.

      10.2 Effect of Termination. If this Agreement is terminated under Section
10.1 above, no party hereto shall have any further obligation under this Agreement, except in connection with any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except that Merger Sub may, without the prior written consent of the Shareholders or the Company (a) collaterally assign its rights hereunder to any financial institution or other lender in connection with the financing of the transactions contemplated hereby, (b) assign its rights and/or obligations hereunder (in whole or in part) to one or more subsidiaries or other affiliated entities, and/or (c) after the Closing, assign to any person or entity who acquires the Surviving Corporation or its business (regardless of the form of such acquisition) any of its rights under this Agreement.

      11.2 Notices. All notices, requests, consents and other communications hereunder (each, a "Notice") shall be in writing and shall be deemed to have been given (a) if mailed, two (2) business days after such Notice is sent, when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (the "Notice Party"), (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party, or (c) if sent by facsimile, on the first business day after the date of the sender's receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Notice mails a copy of such Notice within two (2) business days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

If to Parent or Merger Sub/         Standard Management Corporation
the Surviving Corporation:          10689 N. Pennsylvania Street
                                    Indianapolis, IN  46280-1087
                                    Facsimile No.: 317-574-6227
                                    Attention: Stephen M. Coons, Ex. VP

                                    with a copy to:

                                    Sommer Barnard Attorneys, PC

                                    One Indiana Square, Suite 3500
                                    Indianapolis, IN  46204
                                    Facsimile No.: 317-713-3699
                                    Attention: Robert J. Hicks

If to the Shareholders or           Craig Trobaugh
the Shareholders'                   540 N. Memorial Dr.
Representative:                     New Castle, IN  47362
                                    Facsimile No.: 765-521-4629

                                    with a copy to:

                                    Hayes Copenhaver Crider
                                    214 S. Main St.
                                    New Castle, IN  47362
                                    Facsimile No.: 765-529-3532
                                    Attention: R. Scott Hayes

Either party may change its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 11.2, to the other party of such change.

      11.3 Expenses; Attorneys' Fees.

            (a) Each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective counsel and accountants; provided, however, that all such costs, fees and expenses of the Company (including, without limitation, the Pre-Closing Company Transaction Expenses to the extent applicable) shall be paid by the Shareholders at or prior to the Closing.

            (b) In any litigation between the parties regarding this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including, without limitation, reasonable attorneys' fees and costs, incurred by the prevailing party. A party shall be considered the prevailing party if (i) it initiated the litigation and obtains substantially all of the relief or remedy it sought, either through a judgment or the losing party's voluntary action, (ii) the other party withdraws its action without substantially obtaining the relief or remedy it sought, or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief or remedy sought by the initiating party.

      11.4 Governing Law; Forum.

            (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana, without regard to such jurisdiction's conflict of laws principles.

            (b) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be brought in the courts of the State of Indiana, or, if it has or can acquire jurisdiction, any United States District Court sitting in Marion County, Indiana, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world.

      11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

      11.6 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.

      11.7 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties (including, without limitation, the Letter of Intent, dated May 4, 2005, and the Mutual Confidentiality Agreement, dated March 3, 2005, as amended). The parties, only by mutual agreement in writing, may amend, modify or supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                            [Signature Page Follows]

224152

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

LONG TERM RX ACQUISITION                The Craig W. Trobaugh Revocable Trust,
COMPANY                                 dated September 7, 2000

By:  /s/ Ronald D. Hunter               By: /s/ Craig W. Trobaugh
   --------------------------------         ------------------------------------
Printed: Ronald D. Hunter                       Craig W. Trobaugh, Trustee
Title:   Chairman of the Board,
          President, Chief Executive
          Officer

STANDARD MANAGEMENT                     The Lorenda K. Trobaugh Revocable Trust,
CORPORATION                             dated September 7, 2000

By: /s/  Ronald D. Hunter               By: /s/ Lorenda K. Trobaugh
-----------------------------------          -----------------------------------
Printed: Ronald D. Hunter                       Lorenda K. Trobaugh, Trustee
Title:   Chairman and Chief
         Executive Officer
                                        LONG TERM RX, INC.

                                        By: /s/ Craig W. Trobaugh
                                            ------------------------------------
                                        Printed: Craig W. Trobaugh
                                        Title:   President

/s/ Craig W. Trobaugh
-------------------------------------
Craig W. Trobaugh



/s/ Lorenda K. Trobaugh
-------------------------------------
Lorenda K. Trobaugh

                                    EXHIBIT A
                                 FORM OF RELEASE

See attached.

                                    EXHIBIT B
                                    CONSENTS

None.

                                    EXHIBIT C
                            SPECIAL INDEMNITY MATTERS

1. After the third anniversary of the Closing Date, as more fully set forth in
Section 2.4 above, audits by the State of Indiana regarding the Medicaid Overpayments.

2. Audits with respect to the taxes of the Company as more fully set forth on
Schedule 4.8.